Addendum dated February 19, 2025
to Amendment No. 27 dated January 10, 2023 to the Pricing Supplement dated January 22, 2018 to the Prospectus dated May 26, 2022

and the Series D Senior Medium-Term Notes Prospectus Supplement
dated April 27, 2017

Registration Statement No. 333-264388 Filed Pursuant to Rule 424(b)(3)

Issued by Bank of Montreal

MicroSectors™ FANG+™ Index 3X Leveraged ETNs due January 8, 2038

This addendum supplements the accompanying Amendment No. 27 dated January 10, 2023 (the “Amended Pricing Supplement”) to the Pricing Supplement dated January 22, 2018 to the Prospectus dated May 26, 2022 and the Series D Senior Medium-Term Notes Prospectus Supplement dated April 27, 2017 (collectively, the “Notes Prospectus”). You should read this addendum, together with the Notes Prospectus, which contains the specific terms relating to the MicroSectorsTM FANG+™ Index 3X Leveraged ETNs due January 8, 2038 (the “notes”) that were issued by Bank of Montreal. Capitalized terms used but not defined in this addendum have the meanings set forth in the Notes Prospectus.

The notes are currently listed on the NYSE Arca, Inc., under the ticker symbol “FNGU.” Effective on March 3, 2025, at the open of trading (the “ticker symbol change date”), the ticker symbol for the notes will change to “FNGA,” and the notes will trade on the NYSE Arca, Inc. under that ticker symbol. An Intraday Indicative Value, which is an approximation of the value of the notes as described in the Notes Prospectus, is currently published on Bloomberg L.P. (including any successor, “Bloomberg”) under the ticker symbol “FNGUIV.” Effective on the ticker symbol change date, the Intraday Indicative Value will be published on Bloomberg under the ticker symbol “FNGAIV.” No changes are being made to any of the other terms of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this addendum or the accompanying Notes Prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page PS-13 of the accompanying Amended Pricing Supplement, page S-1 of the prospectus supplement and on page 8 of the prospectus.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

We may use this addendum and the accompanying Notes Prospectus in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this addendum is being used in a market-making transaction.

BMO CAPITAL MARKETS